Exhibit 99.1

HanesBrands

1000 East Hanes Mill Road

Winston-Salem, NC 27105

(336) 519-8080

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Charlie Stack, (336) 519-4710

HANESBRANDS REPORTS FOURTH-QUARTER 2012 FINANCIAL RESULTS

AND PROVIDES FISCAL 2013 GUIDANCE

Reflecting Strong Second-Half Momentum, Fourth-Quarter Net Sales Increased 5 Percent to $1.15 Billion, Adjusted EPS from Continuing Operations More Than Doubled to $1.07, and Free Cash Flow Totaled $228 Million

For 2013, Hanes Expects Net Sales of Approximately $4.6 Billion, EPS of $3.25 to $3.40, Free Cash Flow of $350 Million to $450 Million, and Further Debt Reduction of $250 Million

WINSTON-SALEM, N.C. (Feb. 5, 2013) – HanesBrands (NYSE: HBI), a leading marketer of everyday branded basic apparel, today reported growth in net sales and adjusted earnings per diluted share for its fourth quarter and fiscal year ended Dec. 29, 2012. (Unless noted, all performance measures are from continuing operations. See discontinued operations section in this press release.)

Net sales increased 5 percent to $1.15 billion in the fourth quarter compared with the year-ago quarter and increased 2 percent to $4.53 billion for the full fiscal year. Full-year sales increased 4 percent excluding the managed decline in the branded printwear division and the decline in a large mid-tier retailer undergoing a strategic shift.

Fourth-quarter adjusted EPS more than doubled to $1.07, excluding bond prepayment expenses that reduced EPS by $0.30. Each of the company’s business segments reported at least double-digit operating profit growth in the quarter. Full-year adjusted EPS increased 7 percent to $2.62. The Innerwear segment was the strongest contributor to full-year results, delivering 18 percent growth in operating profit.

The company also generated $508 million of free cash flow in the year and prepaid $550 million of long-term bonds. The company ended the year with long-term debt of approximately 2.5 times adjusted EBITDA.

“By reducing bond debt by $750 million over the past 13 months, we have ended our era of high debt leverage, and the momentum of strong results in the back half of 2012 positions us well for continued profit growth in 2013,” Hanes Chairman and Chief Executive Officer Richard A. Noll said.

HanesBrands Reports Fourth-Quarter 2012 Financial Results and Provides Fiscal 2013 Guidance – Page 2

2012 Financial Highlights and Business Segment Summary

Key accomplishments for 2012 include:

•

Record Free Cash Flow. Solid performance and a focus on reducing inventory resulted in record free cash flow of $508 million in 2012. Year-end inventories improved to $1.25 billion, a decline of $354 million from $1.61 billion a year earlier.

•

Deleveraged Balance Sheet. The company significantly reduced its debt and no longer considers itself highly leveraged. Hanes prepaid $550 million in long-term bonds in 2012 and $750 million over the past five quarters. The company’s year-end long-term debt ratio was approximately 2.5 times adjusted EBITDA.

•

Successful Exit from Underperforming Businesses. The company successfully undertook an effort to reduce risk in its business and create more consistent results by quickly exiting its European imagewear screen-print business and reorganizing its domestic screen-print channel business as branded printwear focusing on higher-margin branded Hanes and Champion products.

•

Return of Earnings Power. The company generated record profitability in the second half, with sales growth of 4 percent, an operating profit margin of 13 percent, and adjusted EPS growth of 75 percent. The company successfully managed through significant cotton inflation and returned to performance in the second half that reflects the company’s earnings potential for 2013 and beyond.

“We had a very successful year under difficult circumstances,” said Hanes Chief Financial Officer Richard D. Moss. “We managed through a $160 million cotton inflation bubble with a successful pricing strategy and came out stronger, more innovative and more profitable. We achieved the guidance we laid out at the beginning of the year even with our decision to exit certain underperforming businesses.”

Key segment highlights include:

Innerwear Segment. The Innerwear segment delivered progressively improving performance through the year resulting in record profitability in the fourth quarter and year.

•

Strong Operating Profit Margins. Innerwear operating profit increased 80 percent in the fourth quarter, resulting in an operating margin of 22 percent. For the year, operating profit increased 18 percent with an operating margin of 17 percent.

•

Sales Growth. Net sales increased 7 percent in the quarter and 3 percent for the year as a result of successful product innovation, new-product introductions and shelf-space gains. The rate of sales growth for the year overcame a nearly $40 million decline in sales to a mid-tier retailer that is in the midst of executing a new strategic direction. Excluding this retailer’s decline, Innerwear sales growth was 5 percent for the year.

•	Brand Success. Sales of Hanes and Champion men’s underwear, Hanes panties and Bali bras all increased by double digits in the fourth quarter.

HanesBrands Reports Fourth-Quarter 2012 Financial Results and Provides Fiscal 2013 Guidance – Page 3

•

Innovation. New products, including Hanes ComfortBlend men’s underwear, Hanes Classics slim fit and stretch premium underwear T-shirts, and Bali and Barely There Smart Size seamless bras, continue to exceed expectations.

Outerwear Segment. The Outerwear segment also had a strong fourth quarter with net sales growth of 6 percent and operating profit that more than tripled. Net sales for the year increased 2 percent. Excluding the planned exit of some branded printwear sales, Outerwear sales increased 8 percent in the fourth quarter and 6 percent for the year.

•	Strong Sales Performance to Retailers. Retail sales for Hanes, including T-shirts, fleece and graphic apparel, and for Champion both increased by double digits for the year.

•

Branded Printwear Impact. As expected, branded printwear profitability was adversely affected by cotton inflation in the first half of the year, and net sales for the year were affected by a strategic de-emphasis of commodity products in favor of Hanes and Champion branded products. Branded printwear sales declined by approximately $50 million for the year as a result of the de-emphasis.

International Segment. International segment results in 2012 were affected by performance issues and currency exchange rates. International segment net sales declined 1 percent for the year, and operating profit declined 14 percent, compared with a year ago. On a constant currency basis, net sales increased 3 percent and operating profit decreased 9 percent.

Direct to Consumer. Direct to Consumer sales decreased by 1 percent in 2012, but operating profit increased 16 percent as a result of tight cost control and a manage-for-profit emphasis.

2013 Guidance

For 2013, Hanes expects net sales of approximately $4.6 billion; operating profit of $500 million to $550 million; and EPS of $3.25 to $3.40. The company expects a decline in branded printwear sales of $40 million to $50 million, with approximately half of the decline occurring in the first quarter, reflecting rationalization that started in mid-2012.

The company intends to increase its overall media investment in 2013 by $30 million to $40 million, of which more than two-thirds will occur in the second half.

Interest expense and other expense are expected to be a combined $120 million, including approximately $15 million in prepayment expenses to retire the remaining $250 million of 8 percent senior notes due 2016. The full-year tax rate is expected to be in the teens. However, due to enacted tax-law changes and anticipated discrete tax items, Hanes expects its tax rate will fluctuate by quarter, with the first- and third-quarter rates expected to be toward the lower end of the range and second- and fourth-quarter rates being at the high end of the range.

Free cash flow is expected to be approximately $350 million to $450 million, including expected pension contributions of approximately $38 million and net capital expenditures of approximately $50 million.

HanesBrands Reports Fourth-Quarter 2012 Financial Results and Provides Fiscal 2013 Guidance – Page 4

The company ended 2012 with $1.25 billion in bond debt. In 2013, the company expects its primary use of free cash flow will be for the prepayment of the remaining $250 million of 8 percent notes.

Bond Repayment Charge and Discontinued Operations

In the fourth quarter, Hanes incurred a pretax charge of $34 million for bond prepayment expenses and acceleration of noncash unamortized debt costs associated with retiring $250 million of the company’s 8 percent senior notes due 2016. The charge reduced earnings per diluted share from continuing operations by $0.30. EPS from continuing operations was $0.78 in the fourth quarter and $2.32 for the full year. Excluding the charge, adjusted EPS from continuing operations was $1.07 in the fourth quarter and $2.62 for the full year. (Fourth-quarter adjusted EPS amount does not foot due to rounding.)

In May 2012, the company announced exiting certain international and domestic imagewear businesses that are all now classified as discontinued operations.

On May 30, Hanes sold its European imagewear business, and the company has completed the discontinuation of its private-label and Outer Banks domestic imagewear operations serving wholesalers that sell to the screen-print industry. In accordance with generally accepted accounting principles, the company reported results for the second, third and fourth quarters on a continuing-operations basis and revised prior-period results to reflect continuing operations. The company’s branded printwear operations will continue to operate and serve the domestic screen-print market with Hanes and Champion brand products.

For the full year, discontinued operations reported a loss per diluted share of $0.68 – a loss of $0.03 in the first quarter, a loss of $0.66 in the second quarter, a loss of $0.01 in the third quarter, and earnings of $0.02 in the fourth quarter.

The company has updated information on discontinued operations and financial results for prior periods, including posting a five-year history of results from continuing operations. The information is available in the investors section of the company’s corporate website, http://tiny.cc/HanesBrandsIR.

Note on Non-GAAP Terms and Definitions

Adjusted earnings per diluted share from continuing operations (adjusted EPS from continuing operations), free cash flow, and adjusted EBITDA are not generally accepted accounting principle measures.

Adjusted EPS from continuing operations is defined as EPS from continuing operations (a GAAP measure) excluding the after-tax charge for bond prepayment expenses and acceleration of noncash unamortized debt costs associated with retiring $250 million of the company’s 8 percent senior notes due 2016. See the section above for a reconciliation of non-GAAP adjusted EPS from continuing operations with the GAAP measure of EPS from continuing operations.

HanesBrands Reports Fourth-Quarter 2012 Financial Results and Provides Fiscal 2013 Guidance – Page 5

The company believes that adjusted EPS from continuing operations provides investors with an additional means of analyzing the company’s performance absent the effect of voluntary long-term debt prepayment.

Free cash flow is defined as net cash from operating activities less net capital expenditures. Free cash flow may not be representative of the amount of residual cash flow that is available to the company for discretionary expenditures since it may not include deductions for mandatory debt-service requirements and other nondiscretionary expenditures.

The company believes, however, that free cash flow is a useful measure of the cash-generating ability of the business relative to capital expenditures and financial performance. See Table 4 and its footnotes attached to this press release to reconcile free cash flow for the year and fourth quarter to the GAAP measure of net cash provided by operating activities.

EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding $34 million in debt prepayment expenses incurred in the fourth quarter 2012. See Table 2 attached to this press release to reconcile EBITDA and adjusted EBITDA to the GAAP measure of net income from continuing operations.

Although the company does not use EBITDA and adjusted EBITDA to manage its business, it has chosen to provide these measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating company operations.

Non-GAAP information, such as adjusted EPS, free cash flow and adjusted EBITDA, should not be considered a substitute for financial information presented in accordance with GAAP and may be different from non-GAAP or other pro forma measures used by other companies.

Webcast Conference Call

Hanes will host a live Internet webcast of its quarterly investor conference call at 4:30 p.m. EST today. The broadcast may be accessed on the home page of the HanesBrands corporate website, www.HanesBrands.com. The call is expected to conclude by 5:30 p.m.

An archived replay of the conference call webcast will be available in the investors section of the HanesBrands website. A telephone playback will be available from approximately midnight EST today through midnight EST Feb. 12, 2013. The replay will be available by calling toll-free (855) 859-2056, or by toll call at (404) 537-3406. The replay pass code is 92989781.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding our long-term goals and trends associated with our business, as well as guidance as to future performance. Examples of such statements include the statements included in this press release in the section titled

HanesBrands Reports Fourth-Quarter 2012 Financial Results and Provides Fiscal 2013 Guidance – Page 6

2013 Guidance. These and other forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: current economic conditions, including consumer spending levels and the price elasticity of our products; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; the highly competitive and evolving nature of the industry in which we compete; financial difficulties experienced by, or loss of or reduction in sales to, any of our top customers or groups of customers; our ability to successfully manage social, political, economic, legal and other conditions affecting our domestic and foreign operations and supply-chain sources, such as political instability and acts of war or terrorism, natural disasters, disruption of markets, operational disruptions, changes in import and export laws, currency restrictions and currency exchange rate fluctuations; the impact of the loss of one or more of our suppliers of finished goods or raw materials; our ability to effectively manage our inventory and reduce inventory reserves; our ability to optimize our global supply chain; our ability to continue to effectively distribute our products through our distribution network; the risk of significant fluctuations in foreign currency exchange rates; the impact of customers requiring products on an exclusive basis or other forms of economic support; our ability to accurately forecast demand for our products; increasing pressure on margins; our ability to keep pace with changing consumer preferences; the impact of any inadequacy, interruption or failure with respect to our information technology or any data security breach; our ability to protect our reputation and brand images; our ability to protect our trademarks, copyrights and patents; risks associated with our indebtedness, such as our debt service requirements, the financial ratios our debt instruments require us to maintain and restrictions on our operating and financial flexibility; market returns on the plan assets of our pension plans; the impact of a significant decline in the fair value of the intangible assets and goodwill on our balance sheet; unanticipated changes in our tax rates or exposure to additional income tax liabilities or a change in our ability to realize deferred tax benefits; our ability to comply with environmental and other laws and regulations; legal, regulatory, political and economic risks associated with our operations in international markets; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; our ability to attract and retain key personnel; our ability to integrate and grow acquisitions successfully; anti-takeover provisions our charter and bylaws, as well as Maryland law and our stockholder rights agreement; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications, as well as in the investors section of our corporate website at http://tiny.cc/HanesBrandsIR. Except as required by law, the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

HanesBrands Reports Fourth-Quarter 2012 Financial Results and Provides Fiscal 2013 Guidance – Page 7

HanesBrands

HanesBrands is a socially responsible leading marketer of everyday basic apparel under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, JMS/Just My Size, barely there, Wonderbra and Gear for Sports. The company sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear produced in the company’s low-cost global supply chain. Ranked No. 512 on the Fortune 1000 list, Hanes has approximately 51,500 employees in more than 25 countries and takes pride in its strong reputation for ethical business practices. Hanes is a U.S. Environmental Protection Agency Energy Star 2012 Sustained Excellence Award winner and 2010 and 2011 Partner of the Year. The company ranks No. 141 on Newsweek magazine’s list of Top 500 greenest U.S. companies. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found on the Hanes corporate website at www.hanesbrands.com.

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HANESBRANDS INC.

Condensed Consolidated Statements of Income

(Amounts in thousands, except per-share amounts)

(Unaudited)

	Quarter Ended			Year Ended
	December 29, 2012	December 31, 2011	% Change	December 29, 2012	December 31, 2011	% Change
Net sales	$1,153,256	$1,100,951	4.8%	$4,525,721	$4,434,291	2.1%
Cost of sales	755,185	772,778		3,105,674	2,941,083

Gross profit	398,071	328,173	21.3%	1,420,047	1,493,208	-4.9%
As a % of net sales	34.5%	29.8%		31.4%	33.7%

Selling, general and administrative expenses	245,060	253,904		979,932	1,046,081
As a % of net sales	21.2%	23.1%		21.7%	23.6%

Operating profit	153,011	74,269	106.0%	440,115	447,127	-1.6%
As a % of net sales	13.3%	6.7%		9.7%	10.1%

Other expenses	35,486	4,082		40,315	6,377
Interest expense, net	30,352	37,715		136,855	156,198

Income from continuing operations before income tax expense (benefit)	87,173	32,472		262,945	284,552
Income tax expense (benefit)	8,958	(6,300)		30,502	41,983

Income from continuing operations	78,215	38,772	101.7%	232,443	242,569	-4.2%
Income (loss) from discontinued operations, net of tax	2,173	2,193		(67,762)	24,119

Net income	$80,388	$40,965	96.2%	$164,681	$266,688	-38.2%

Earnings (loss) per share - basic:
Continuing operations	$0.79	$0.39	102.6%	$2.35	$2.48	-5.2%
Discontinued operations	0.02	0.02	0.0%	(0.69)	0.25	NM

Net income	$0.81	$0.42	92.9%	$1.67	$2.73	-38.8%

Earnings (loss) per share - diluted:
Continuing operations	$0.78	$0.39	100.0%	$2.32	$2.44	-4.9%
Discontinued operations	0.02	0.02	0.0%	(0.68)	0.24	NM

Net income	$0.80	$0.41	95.1%	$1.64	$2.69	-39.0%

Weighted average shares outstanding:
Basic	98,989	98,157		98,709	97,710
Diluted	100,885	99,375		100,269	99,251

HANESBRANDS INC.

Supplemental Financial Information

(Dollars in thousands)

(Unaudited)

	Quarter Ended			Year Ended
	December 29, 2012	December 31, 2011	% Change	December 29, 2012	December 31, 2011	% Change
Segment net sales¹:
Innerwear	$585,750	$549,364	6.6%	$2,334,006	$2,261,166	3.2%
Outerwear	336,991	318,537	5.8%	1,318,012	1,289,313	2.2%
Direct to Consumer	93,963	97,621	-3.7%	372,359	375,440	-0.8%
International	136,552	135,429	0.8%	501,344	508,372	-1.4%

Total net sales	$1,153,256	$1,100,951	4.8%	$4,525,721	$4,434,291	2.1%

Segment operating profit¹:
Innerwear	$127,045	$70,719	79.6%	$396,763	$336,693	17.8%
Outerwear	36,868	10,792	241.6%	60,986	105,057	-41.9%
Direct to Consumer	9,248	7,267	27.3%	34,021	29,222	16.4%
International	12,198	10,679	14.2%	46,162	53,954	-14.4%
General corporate expenses/other	(32,348)	(25,188)	28.4%	(97,817)	(77,799)	25.7%

Total operating profit	$153,011	$74,269	106.0%	$440,115	$447,127	-1.6%

Adjusted EBITDA²:
Net income from continuing operations	$78,215	$38,772		$232,443	$242,569
Interest expense, net	30,352	37,715		136,855	156,198
Income tax expense (benefit)	8,958	(6,300)		30,502	41,983
Depreciation and amortization	22,940	23,694		92,253	88,863
Debt prepayment expenses	33,906	—		33,906	—

Total Adjusted EBITDA	$174,371	$93,881	85.7%	$525,959	$529,613	-0.7%

¹	As a result of the reduced size of sheer hosiery and changing trends, HanesBrands decided in the first quarter of 2012 to change its external segment reporting to include hosiery operations within the Innerwear segment. Hosiery had previously been reported as a separate segment. Prior year segment sales and operating profit results, including other minor allocation changes, have been revised to conform to the current year presentation. In addition, in May 2012, HanesBrands sold its European imagewear business, and the company completed the discontinuation of its private-label and Outer Banks domestic imagewear operations that served wholesalers that sell to the screen-print industry. As a result, the current year and prior year segment disclosures do not reflect the sales and operating profit results of these discontinued businesses.
²	Earnings from continuing operations before interest, taxes, depreciation, amortization and debt prepayment expenses (Adjusted EBITDA) is a non-GAAP financial measure.

HANESBRANDS INC.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	December 29, 2012	December 31, 2011
Assets
Cash and cash equivalents	$42,796	$35,345
Trade accounts receivable, net	506,278	470,713
Inventories	1,253,136	1,607,555
Other current assets	225,315	217,178

Total current assets	2,027,525	2,330,791

Property, net	596,158	635,406
Intangible assets and goodwill	553,414	603,071
Other noncurrent assets	454,603	465,401

Total assets	$3,631,700	$4,034,669

Liabilities
Accounts payable and accrued liabilities	$675,616	$703,711
Notes payable	26,216	63,075
Accounts Receivable Securitization Facility	173,836	166,933

Total current liabilities	875,668	933,719

Long-term debt	1,317,500	1,807,777
Other noncurrent liabilities	551,666	612,112

Total liabilities	2,744,834	3,353,608

Equity	886,866	681,061

Total liabilities and equity	$3,631,700	$4,034,669

HANESBRANDS INC.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Year Ended
	December 29, 2012	December 31, 2011
Operating Activities:
Net income	$164,681	$266,688
Depreciation and amortization	93,036	90,725
Impairment of intangibles	37,425	—
Loss on disposition of business	32,829	—
Other noncash items	(613)	44,738
Changes in assets and liabilities, net	221,544	(234,194)

Net cash provided by operating activities	548,902	167,957

Investing Activities:
Capital expenditures	(40,570)	(76,479)
Acquisition of business	—	(9,154)
Disposition of business	12,704	—

Net cash used in investing activities	(27,866)	(85,633)

Financing Activities:
Net repayments on notes payable, debt and other	(513,072)	(89,519)

Effect of changes in foreign currency exchange rates on cash	(513)	(1,131)

Increase (decrease) in cash and cash equivalents	7,451	(8,326)
Cash and cash equivalents at beginning of year	35,345	43,671

Cash and cash equivalents at end of year	$42,796	$35,345

Supplemental cash flow information¹:
Net cash provided by operating activities	$548,902	$167,957
Capital expenditures	(40,570)	(76,479)

Free cash flow	$508,332	$91,478

¹	Free cash flow is a non-GAAP measure. For the quarter ended December 29, 2012, net cash provided by operating activities (GAAP) was $239 million and net capital expenditures were $11 million, resulting in non-GAAP free cash flow of $228 million. For 2013 guidance, net cash provided by operating activities is expected to be approximately $400 million to $500 million and net capital expenditures are expected to be approximately $50 million, resulting in expectations for non-GAAP free cash flow of approximately $350 million to $450 million.